Exhibit 99.2

HILTON GRAND VACATIONS INC.

Q2 2020 Earnings Conference Call

Thursday, July 30, 11:00 A.M. Eastern Time

CORPORATE PARTICIPANTS

Mark Melnyk – Vice President of Investor Relations

Mark Wang – President & Chief Executive Officer

Dan Mathewes – Executive Vice President & Chief Financial Officer

PRESENTATION

Operator

Good morning and welcome to the Hilton Grand Vacations second quarter 2020 earnings conference call. A telephone replay will be available for seven days following the call. The dialing number is 844-512-2921 and enter pin number 13697042. At this time all participant lines have been placed in a listen only mode and the floor will be open for your questions following the presentation. If you would like to ask a question, please press (*1) on your touchtone phone to enter the queue. If at any point your question has been answered you may remove yourself from the queue by pressing (*2) if you should require operator assistance, please press (*0). If using a speakerphone, please lift your handset to allow your signal to reach our equipment.

Please limit yourself to one question and one follow up to allow the opportunity for everyone to ask questions. You may then re-enter the queue to ask additional questions. I would now need to turn the call over to Mark Melnyk, Vice President of Investor Relations, please go-ahead sir.

Mark Melnyk

Thank you, Operator, and welcome to the Hilton Grand Vacations second quarter 2020 earnings call. Before we get started, please note that we have prepared slides that are available to download from a link on our webcast and also on the main page of our website and investors.hgv.com. We may refer to these slides during the course of our call or question and answer session.

As a reminder, our discussions this morning will include forward-looking statements. Actual results could differ materially from those indicated by these forward-looking statements and these statements are effective only as of today. We’re going to take no obligation to publicly update or advise these statements. For discussion of some of the factors that could cause actual results to differ please see the risk factor section of our 10-K as well as similar sections in our 10-Q which we expect to file soon after the conclusion of this call and in any other applicable SEC filings.

We’ll also be referring to certain non-GAAP financial measures where you can find definitions and components of such non-GAAP numbers as well as reconciliations of non-GAAP and GAAP financial measures discussed today in our earnings press release and on our website and investors.hgv.com.

As a reminder, our reported results for both periods in 2020 and 2019 reflect accounting rules under ASC 606, which we adopted in 2018. Under ASC 606, we’re required to defer certain revenues and expenses related to sales made in a period when a project is under construction and then hold off on recognizing those revenues and expenses until the period when construction is completed. They help you make more meaningful period to period comparisons that you can find details of our current and historical deferrals and recognitions in table T-1 in our earnings release. For ease of comparability and to simplify our discussion today, our comments on Adjusted EBITDA and our real estate results will refer to results excluding the net impact of construction related deferrals and recognitions for all reporting periods.

Finally, unless otherwise noted, results discussed today refer to second quarter 2020 and all comparisons are quarterly against second quarter of 2019. In a moment Mark Wang, our President and Chief Executive Officer, will provide highlights from the quarter in addition to an update of our current operations and company strategy. After Mark’s comments, our Chief Financial Officer, Dan Mathewes, will go through the financial details for the quarter. Mark and Dan will then make themselves available for your questions. With that, let me turn the call over to our President and CEO, Mark Wang.

Mark Wang

Morning everyone. Earlier today we released our second quarter results. Over the past several months we’ve acted decisively to respond to the global pandemic, with an emphasis on protecting our owners, guests, and team members, along with making critical decisions to support our business model. We’ve reopened many of our properties and are beginning to see positive signs that our customers are responding favorably, as evidenced by recent conversion trends. Our contractual, recurring revenue streams continue to generate meaningful income. And while we’re cautiously optimistic, we’re being prudent in our evaluation of the travel environment and the fact that it’ll take time to fully recover. We’re prepared to sustain the business during this period of uncertainty by effectively managing our cost structure to ensure we’re protecting cash flow, and by taking necessary actions to preserve our liquidity, and we’ve kept an eye on the long-term to make sure we’re well positioned to lead the travel industry out of the crisis and return to a path of sustainable growth and cash generation.

First, I’d like to cover the status of our resorts and sales centers, along with some of the initial results that we’ve seen since opening. We’ve re-opened our first major resorts on May 21, welcoming guests back to our properties in South Carolina, Orlando, and Utah, and subsequently opened their onsite sales centers in the weeks that followed. We heard great feedback on our HGV Enhanced Care initiative, and our guests were overwhelmingly positive that the guidelines made them feel safe – without feeling constrained – during their vacation. We saw solid levels of occupancy at our South Carolina and Utah resorts, particularly over the Memorial Day and Fourth of July holidays. Our South Carolina occupancy levels have consistently held in the 70 to 90 percent range since we reopened, and Utah has been 85 to 95 percent range. Our Orlando occupancy levels have remained in the 30 to 40 percent range, down from prior year levels as some popular tourist attractions either remained closed or were running at reduced capacity. In mid-June we opened our Las Vegas properties and sales centers, where we also saw occupancies in the 30 percent range; however, similar to Orlando, many casino destinations are currently operating with significant capacity constraints. We expect that we’ll see improved trends in these markets as restrictions are lifted and utilization rates improve.

As of today, approximately three quarters of our resorts have resumed operations. We continue to monitor the situation in Hawaii, New York City, and Chicago and anticipate rolling openings of our sales centers in those markets based on factors including government restrictions and more normal levels of travel demand. Overall, since we began reopening, we’ve seen our members returning and our occupancies improving. And we’ve got a robust pipeline of over 400,000 marketing packages that we’ve sold to potential new buyers and that we’ve recently started to activate. Ultimately, increases in occupancy will lead to more tours, which in turn drives our sales cycle.

In the weeks following our resort re-openings we also resumed operations at several of our sales centers, although they’ve initially been running at lower levels of utilization as we re-engage our marketing efforts. We’ll continue to ramp our sales operations in response to tour flow levels, and we believe the process improvements we’ve made over the past few months will enable us to service the same level of tours as we did in 2019 with a leaner and more efficient team.

Yet despite lower tour flow, our sales execution in this challenging environment has been commendable. Our close rates improved significantly for both Owners and New Buyers, driving a mid-teens improvement in our New Buyer VPG and a nearly 20 percent gain in our Owner VPG for the quarter. Those improved close rates, combined with a mix shift to owners, drove overall VPG up 41 percent to over $4,700. As a result of these efforts, during the month of June our teams were able to generate contract sales at 21 percent of last year’s levels on only 14 percent of last year’s tour flow. We anticipate our VPG to trend toward more historical levels as we add back additional tours and sales-staff, although the process and organizational changes we made as part of our strategic priorities should result in a sustained improvement in our efficiencies.

The defensive characteristics of our business model were also evident this quarter. The EBITDA of our financing business was relatively flat despite carrying a lower receivables balance, and our cost savings program allowed us to grow our Club and Resort EBITDA despite a revenue headwind from lower transaction-related fees. These stable sources of EBITDA are one of the key differentiating factors of our business model.

So, there are some nice, positive trends to point to, but there are also clearly challenges that remain outside of our control that are a drag on our tour volumes. Travel restrictions remain in place in a number of markets, and others have various limitations on businesses that appeal to travelers. New York and Hawaii, for instance, accounted for over a quarter of our tour flow last year and will likely see limitations on travel through the rest of this year. And nearly half of our tour flow was generated in Las Vegas and Orlando, which are still experiencing capacity limitations on their key tourist attractions.

We’ve recently seen upticks in COVID cases in several key markets including Florida, South Carolina and Nevada, and the news cycle has continued to focus on hot spots in various areas of the country. And while we’ll continue to do our utmost to provide a safe environment for our guests and team members, we think that consumers will continue to show varying levels of comfort with travel, particularly among new buyers. We do believe that as we progress through the pandemic, we’ll see our KPIs return to normal run-rate levels, although the timing remains uncertain.

With that said, our strategic priorities have guided our approach leading up to and during our opening process. And while there is more work to be done, adhering to these priorities as we navigate through this crisis will set us up for strength as we complete our property re-openings and proceed through the period of recovery. The first priority is to safeguard our owners, guests, and team members. We’ve been extremely focused here, and along with social distancing and free PP and E for guests we’ve rolled out our Enhanced Care program in alignment with Hilton’s own CleanStay initiative. The program further elevates our already rigorous cleaning and hygiene process in a way that is thorough, visible, and continuous. And as I mentioned earlier, we’ve heard great feedback from our guests about the enhancements.

The second priority is to streamline our operating and capital spending. Last quarter we shared the steps we took to bolster our balance sheet and provide 22 months of available liquidity, and we made further strides this quarter with a credit facility amendment and securitization, as Dan will share with you shortly. Turning to our operating expenses, we’ve been laser-focused on controlling costs and reducing our cash burn to a minimum, and we were nearly breakeven on an EBITDA basis in June despite contract sales being only a fraction of last year’s levels. We’re in the process of identifying additional permanent cost savings. As I indicated earlier, we won’t be able to fully optimize our expense structure until we return to more normalized operations, but we do know that we’ll come back even more efficient than we were prior to the crisis, bolstering our historical record of margin outperformance. Our capital spending plans on inventory, development, and technology have also been revamped to strike an optimal balance between returning to growth and preserving capital.

The third priority is to protect our recurring revenue and embedded value. Our teams have been working tirelessly with our member base to assist them with rebooking or changing their vacation plans this year, and we’ve made sure that none of our members lost any of their point values due to travel disruption related to COVID-19. We’ve begun to re-engage our members with special offers and highlighted our Enhanced Care guidelines to promote a return to travel, particularly at the 70 percent of our locations that are drive-to. The result of these initiatives is that the attrition rate within our owner base remains low.

All of these efforts are in support of our fourth and final priority, which is – of course – to grow our business. We’ve introduced several new projects thus far in 2020, starting with Ocean Tower Phase 2 and The Quin, followed by Maui in June, and our Cabo project in the coming months. As we’ve reopened our resorts, we’ve begun to activate packages from our marketing pipeline to drive new buyer tour flow, And as I just mentioned, we’re working with our owners to preserve their ability to travel when they’re able to do so. We’ve paired these efforts with promotional offerings and enhanced value to encourage upgrades and new sales. At the same time, we’ve embraced the evolution of the timeshare business model during this pandemic, having successfully expanded our virtual sales process and transitioned some of our staff to a more efficient work-from-home model. And we continue to evaluate distressed opportunities with a number of new and familiar fee partners, although it’s still too early in the cycle to see compelling assets hit the market. Focusing on our strategic priorities has enabled us to concentrate our efforts during this unique time by giving us shorter term objectives and guidelines as we navigate our way through the recovery.

To sum up, I’m proud of our teams and our execution to date. While Q2 likely marked the bottom, the path to truly unrestricted travel and increased consumer comfort remains uncertain and will require patience to return to our prior run-rate. As we’ve seen in past crises, it’s not a matter of if our owners and guests will return, but when. In addition, our customers have a strong affinity for the HGV brand and our owners, 70 percent of whom own their intervals outright, have a prepaid vacation waiting for them.

We continue to see a desire and willingness to travel under the right circumstances, as evidenced by our booking data. Forward bookings are down just 9 percent compared to last year, and first quarter bookings for 2021 are actually ahead of where they were at this same time a year ago. While not necessarily indicative of future occupancy, these trends give me confidence that our owners and guests are eager to return. And we’re better positioned than any other time in our history to withstand the current environment and lead the travel industry on the path to recovery.

As I mentioned earlier, we have more than 400,000 packages in our pipeline, near the most we’ve had in our history, and the vast majority of these package holders have not yet booked vacations. And we have nearly 330,000 owners, an all-time high that is the result of decades of focusing on NOG. Ultimately, this means we have three quarters of a million opportunities to engage and win new business in the coming quarters as travelers return.

In the meantime, we’ve shown that we can operate efficiently and approach break-even in a low-volume environment, and we’ve also proven that we can flex our business quickly to respond to different levels of demand.

In closing, my conviction in our operating model is as strong as it has ever been, led by our multi-channel marketing strategy, embedded owner base, and the strategic competitive advantage of our Hilton relationship. I’ll now turn the call over to Dan.

Dan Mathewes

Thank you, Mark and good morning, everyone.

As Mark Melnyk mentioned in his introduction to our call, our results for the quarter included $4 million in Sales deferrals impacting reported revenue, and net deferrals of $3 million impacting both Adjusted EBITDA and Net Income. All references to consolidated Net Income, Adjusted EBITDA, and real-estate segment results on this call for current and prior periods will exclude the impact of deferrals and recognitions.

A complete accounting of our historical deferral and recognition activity can be found in Excel format on the “Financial Reporting” section of our Investor Relations site.

Let’s review the results for the quarter.

Total second-quarter revenue dropped to $127 million reflecting declines in our real estate, resort & club, and rental & ancillary segments, while the finance businesses was flat year-over-year. This decline in revenue was due to the result of having our resorts closed for the majority of the quarter due to the COVID-19 pandemic.

Q2 Adjusted EBITDA was a loss of $16 million, as we incurred fixed operating expenses with little associated revenue in our real estate and rental divisions as a result of the closures. Our EBITDA was also impacted by $5 million of one-time charges primarily due to restructuring and COVID-related expenses during the period. In addition, as we laid out in our press release, there were another $3 million of COVID-related charges that were not added back to EBITDA, including $8 million of payroll costs and $1 million of member fee refunds, offset by a $6 million benefit of payroll tax credits under the CARES act.

Net Income was a loss of $45 million and diluted earnings per share was a loss of $0.53 compared to Net Income of $57 million and diluted earnings per share of $0.63 in the second quarter of 2019.

Within Real Estate, Q2 contract sales were $35 million or 10% of the prior year, reflecting roughly one month of domestic sales operations at a limited number of sales centers. For the quarter tours were down 94%, partially offset by a gain in VPG of 41%.

Looking specifically at June, our contract sales were down 79% driven by an 86% decline in our tour volume. This was partially offset by VPG growth of 37% year-over-year, reflecting a 21% close rate during the month. Our close rates were up for both owners and new buyers during the month and the quarter.

Our fee-for-service mix for the quarter was 54%.

On the consumer lending side, our provision for bad debt was $8 million, and our overall allowance on the balance sheet was $210 million or 16.6% of the gross financing receivable.

SMG&A was $57 million, which largely reflects the fixed expenses absorbed during our period of shutdown offset by a portion of the cost reductions that we referenced on our first-quarter call. Real estate margin was a loss of $43 million.

In our financing business, second quarter margin was $30 million with a margin percentage of 69.8% versus a margin of $31 million and margin percentage of 72.1% last year.

Our gross receivables balance was stable at just under $1.3 billion.

Our average down payment year-to-date is 12.2%, and our average interest income rate increased to 12.6% from 12.4% last year.

Over the past three months, we have seen an expected increase in our delinquency rate, to 3.5% of our receivables portfolio versus 3.2% at the end of the first quarter. In addition, we have begun to see an uptick in our annualized rate of defaults, at 5.5% versus 5.3% at the end of the first quarter and 5.1% at the end of 2019. These increases are currently consistent with our expectation of seeing upward pressure on both our delinquencies and defaults over the near-term as the cycle progresses. As we detailed on our first quarter call, we took a conservative approach to our portfolio risk provisioning given the unprecedented nature of this pandemic, and we believe we are adequately reserved at this time.

With respect to requests for payment deferral, in early April as large mortgage lenders announced forbearance programs we also saw an uptick in our inbound call volume inquiring about payment relief. We worked with our owners on an individual basis, providing borrowers with relief in cases where it was appropriate. As we progressed through the quarter and the news cycle about mortgage forbearance subsided the number of calls we received also declined, and is down 88% across our platform from the peak in mid-April. Roughly one-third of our members carry a loan balance with us, and to date we have extended deferrals to 1.4% of these members. This represents just over $27 million of our $1.3 billion portfolio balance, or roughly 2% at the end of Q2, which remains stable today.

Turning to our Resort & Club business, NOG was 3.2% at the end of Q2. Revenue of $39 million was down 9.3% from the prior year, driven by lower transaction fees from reduced member activity due to resort closures, as well as certain refunds to members whose travel was impacted by COVID-19. EBITDA for Q2 was $33 million with margins of 84.6%, versus EBITDA of $31 million and margins of 72.1% last year. The increase in margins this quarter was driven by cost reductions as part of the Company’s recent cost savings initiatives.

Rental & ancillary revenues were $5 million for the quarter. Expenses in the quarter were $24 million as we incurred fixed costs, primarily developer maintenance fees, with no associated revenue during the closure period. Our EBITDA was a loss of $19 million.

Bridging the gap between Segment Adjusted EBITDA and Total Adjusted EBITDA, second-quarter corporate G&A was $15 million, down $7 million, or 32%, versus the prior year reflecting our cost savings program. License fees were $6 million, and EBITDA from JV’s was $1 million.

On the balance sheet front, we had two significant revisions to our lender agreements this quarter that further mitigate the potential risks of a prolonged downturn. The first is an update to the terms of our warehouse facility, enabling us to repurchase any delinquent loans from our warehouse after passing 60 days past due rather than waiting for a full charge-off after 120 days past due. Historically, a high percentage of loans that pass the 60-day delinquency mark tend to ultimately charge-off, but our prior agreement required that we wait another 60 days before repurchasing them back from the warehouse. The terms of our new agreement provide us with the ability to begin that process sooner, mitigating any impact on triggers from a spike in delinquencies, thus preserving the revolving characteristics of the facility and maximizing our flexibility.

The second change was an update to our credit agreement that gives us additional security from near-term COVID-related risks, as well as provides us with additional flexibility over the long term. In the near-term, our First-Lien Net Leverage covenant ratio has been expanded to 3.5x for the rest of this year, from the prior 2x threshold. Starting in the fourth quarter of 2020, we are also able to utilize an annualized EBITDA calculation versus the TTM calculation that would be significantly penalized by this quarter’s shutdown-related performance. We also maintained the flexibility to continue investing in our business, and structurally amended the regular first lien net leverage test to 3.0x, positioning us to be opportunistic coming out of the pandemic.

Finally, we completed a $300 million term securitization last month. Our ABS transaction reopened the timeshare ABS public credit market and we are thrilled with the execution on the deal. We received a 91% advance rate on a triple class structure against our receivables with an overall cost of funds of 3.66%. The offering was 14x oversubscribed, allowing us to improve our initial funding rate and indicating the strong level of demand in the term markets for our high-quality timeshare paper. A portion of the funds were used to pay down our warehouse line, which is now fully undrawn. We also continue to receive inbound interest from private securitization investors, which gives us additional options to weigh as we seek to maximize our financial flexibility.

As of June 30th, our liquidity position consisted of $733 million of unrestricted cash, $39 million of availability under our revolving credit facility, and $450 million of capacity on the warehouse. We currently have $63 million in timeshare receivables available for collateralization in the warehouse.

On the debt front, we had corporate debt of $1.3 billion and a non-recourse debt balance of $926 million, factoring in our recent securitization.

Turning to our credit metrics, at the end of Q2, our net leverage and first lien net leverage for covenant compliance purposes stood at 1.53x and 0.69x, respectively. Our interest coverage ratio for covenant compliance purposes at the end of the quarter was 8.54x.

We will now turn the call over to the operator and look forward to your questions. Operator?

QUESTIONS AND ANSWERS

Operator

Thank you. We will now be conducting a question-and-answer session. We ask that all callers limit themselves to one question and one follow-up. If you have additional questions, you may re-queue and those questions will be addressed time permitting. If you would like to ask a question, please press (*) star, (1) one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press (*) star, (2) two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the (*) star keys. One moment please while we poll for questions.

Thank you, our first question comes from line of Jared Shojaian with Wolfe Research. Please proceed with your questions.

Jared Shojaian

Hi, good morning everyone. Thanks for taking my question. Dan, I appreciate the commentary on the June trend, that was helpful. Do you have the same data you can share for July on tours, VPG and contract sales?

Mark Wang

Yeah Jared, this is Mark. So, you know directionally, things are improving in July and we continue to build off of the early success we had in June and that momentum, I think as we look at, is going to happen to flow on a market by market basis with some choppiness around the cases that are out there in the news flow and restrictions and obviously consumer perception around the risk to travel but overall, I think the pace of recovery appears to be really correlated to travel trends right now and I think we’re in a really good position because we’ve got all this built-in demand. We’ve talked about in our prepared remarks, and our owners want to travel, they are booking forward, we are activating new buyers. So all in all, I think we continue to see things improve as we go through July and it’s going to be a bit choppy but the demands are there and people want to travel and we’ve been very pleased with our conversion rates.

I talked about those in my prepared remarks throughout, what our VPG would be, if you exclude any direct sales which is virtual sales, we’re up 41 percent and we’re seeing those trends. It’s kind of a mix between closing percentage and a mix between owners and new buyers. We are seeing more owners in our mix but both new buyers and our owners are closing in much higher rates so we are really pleased with how our consumers are behaving.

Jared Shojaian

Great. Thank you, Mark. And you know, obviously the second quarter is kind of a throw-away quarter here, just given the circumstances, but contract sales were actually a little bit better than your peers. I think that comes as a surprise to a lot of people. There is a view that you’re maybe a little bit more disadvantaged with your Hawaii exposure, maybe the deeded-week space models and Japan and some other things. Can you maybe talk about that? I guess maybe what you’re seeing with cancellations or pricing or inter-Japan maybe performing a little bit better. Anything you can speak to on that?

Mark Wang

Yeah, let me cover off on Japan first. Japan’s actually recovering very well. We’re actually pacing about 50 percent of last year’s level. We actually never shut down in Japan though. There was a period of time where the business had dropped off considerably but, as you know, the pandemic and the impact in Japan have not been to the same extent as we’ve had here in the US. They’ve been able to control it a lot better. A couple other advantages we have in Japan is most of our sales are off-site and what I mean by that - they’re not on our property. We have 12 different sales centers there and we can attract regional travel and so we’re not relying on people having to travel to one of our properties so essentially, we’ve brought our sales operations to the market and we can cater locally to them. So very pleased with the engagement there.

As it relates to, I think you mentioned Hawaii, interesting enough, Hawaii made up 35 percent of all the inventory we sold from April through July and we’re not even open in Hawaii, so a lot of that’s been sold out of Japan and we’re also selling that out of a number of our US mainland operations so, all in all, pleased with initial results for Japan.

Jared Shojaian

Great, thank you very much. Appreciate it.

Operator

Our next question comes from the line of Brandt Montour with JP Morgan. Please proceed with your question.

Brandt Montour

Hey good morning, everyone! Thanks for taking my questions and I appreciate all the color today. So Mark, you talked about the large basket of un-booked packages that you have and I think you mentioned that you’re starting to activate those. Can you just add some color here? How big of a priority is it to activate them? Is it more efficient to wait until people are on the road and traveling more and we also know that you have a very non-exhausted owner base that you can tap instead. So I guess the question is how big of a focus is that?

Mark Wang

Yeah look, it’s a big focus for us and we’ve talked about - our pipeline is very healthy and we’ve got over 400 thousand customers who’ve committed to a future vacation with us, to take a tour with us and so you should know we never shut down our new generation for packages. Though as you can imagine, sales of new packages went down considerably. They went down probably 95 percent, but today our marketing engines are all up and running and we continue to invest in this tour pipeline and our pace is now up to around 60 percent of pre-COVID levels, so we’re preselling packages for future tours. So we’re really happy about how receptive the customers have been out there and I think, in this environment, subsidized packages or discounted vacation is important and I think in this recovery stage, the value proposition is playing out well, so very focused now. The activation part of it - obviously we’re being very sensitive on activation. We understand that with all the restrictions and the mobility issues out there today and travel restrictions that fewer people are going to be traveling right now, so we’re trying to be very strategic and how we activate.

We’re looking at - we’re out there promoting using additional Hilton Honor points, Hawaiian airline points to create some additional motivation to travel. We’re really focusing our efforts around the drive-to market, as you can imagine too and we’re going out and activating within a reasonable driving time. So all in all, very pleased with our marketing teams effort. I think they’re executing at a high level. We really benefit with this relationship with Hilton that Hilton’s business is continuing to ramp up, we’re starting to see better and better results there.

Brandt Montour

Right thank you. That’s helpful. Then just maybe digging in a little bit deeper on the owner arrivals data that you provided, it looks like, and I don’t know if I’m splitting hairs here, but it looks like the fourth quarter pace fell below the pace you were at as of three months ago but obviously your first quarter next year’s pace is really strong so you made a note that half of that was from New York and Hawaii. Are these cancellations that have accelerated for those two markets? Are those what’s rebooking or part of why one Q is so strong and what’s the other 50 percent in terms of the adjustments?

Mark Wang

Yeah look, certainly we’re very encouraged by the booking data particularly against the backdrop of everything that’s going on right now and I think this really indicates the underlying demand we have for traveling with our base of owners. In Q4 of 20 and in Q1 of 21, bookings are of running about 90% of prior level and as you mentioned Q1 is, actually 30% up over last year. If you actually go back and youdo the math, I think net - we have actually in the fourth quarter, net bookings have gone up but we had to take out a lot of reservations. Hawaii accounted for half of our cancellations since we last reported and 95% of that travel was planned for 2020. Hawaii is a destination market that people booked farther in advances as you can imagine because of the airline’s requirement to get to Hawaii - that’s why people book out further. So we took a big hit mainly this quarter, in the third quarter and to certain extent, in the fourth quarter but we’re getting pick up in other markets so for us it’s less about cancellation and it’s more about people pushing their vacations forward.

Brandt Montour

Perfect makes sense, thank you guys.

Operator

Our next question comes from the line of Stephen Grambling with Goldman Sachs, please proceed with your question.

Stephen Grambling

Hey, thanks. When you think about the better close rates on new owners, I guess, what do you think has been the primary driver there? Is it just better filtering the funnel, changes in sales practice, the change in consumer behavior where there’s a change of preference for the product? And how does it change maybe your own thought process as we come out of this in terms of maybe being more efficient?

Mark Wang

Yeah, no, great question. First of all, we are really, really pleased with, you know, the execution and what’s happening on that part of the business and that obviously, you know, the business it starts with tour flow and then you’ve got to convert. The conversion part is going good.

I think it’s interesting, we think about the value proposition is really showing well in this environment and when 90 percent of our units have kitchens, we have spacious one and two bedroom units, these are units that are very desirable to travel in this environment. So I think the value proposition is playing out and I think our customers are looking at this point, you know, you guys have put a lot into protecting the customer when you get to the property. Our customers can see that they’re very comfortable staying in the rooms and eating at home and this environment. So I think that helps. Clearly, I talked about the mix shift, we were historically been running about fifty percent sales to owners fifty percent sales to new buyers and that shifted to seventy thirty seventy percent to owners. So our owners are coming back and I think our owners are coming back quicker because they’ve got a higher level commitment with the prepaid aspect of the business, but they’ve bought into the brand right and they feel safe with that. And then I’d also, you know, echo what some of our competitors have also said, look we’ve brought back our best team members, right, and the teams are just doing a great job executing.

Stephen Grambling

Great, and as an unrelated follow-up you had referenced, it’s maybe a little bit early to see fee-for-service sales start to hit the market. I guess when you look back over time when does that typically happen and would you generally think that in this case would be more independent timeshare properties coming up or could we also see a hotel conversions?

Mark Wang

Yeah, look. I think, you know, obviously the impact of this pandemic on travel and lodging and resort condos is going to be significant. And, my prediction is that obviously we’re building a number of properties right now. My prediction is over the next ten years we’re not going to have to build anything. There’s going to be a plentiful amount of inventory that can be repurposed and I think the highest investing in a number cases are going be timeshare. That being said, we’ve got a good slate of inventory. We got a good balance of inventory. We’re getting ready to complete deals right now that are not new deals but deals that have been in the pipeline that we’re finishing up. So overall, these things take time. Steven, as you know, the work through the process but I think our industry as a whole will benefit unfortunately from a dislocation that’s going to occur from this pandemic.

Stephen Grambling

Got it, thanks so much.

Operator

As a reminder, if you would like to ask a question press (*1) on your telephone keypad. Our next question comes from line of David Katz with Jefferies. Please proceed with your question.

David Katz

Hi, good morning everyone and thanks for taking my question. You covered obviously quite a bit of detail. I wanted to just go back to the amount of tour flow involved and I recognized that there’s a number of factors that may cause yours to differ then, you know, what we’ve seen some of the other publics have talked about so far. But the tour flow was a bit slow. Would you mind just revisiting that matter and talk about what sort of went into the tour flow in the quarter?

Mark Wang

Yeah, look. I think we’re covered on the fact that our owners are making up a bigger percentage of the tour flow than we’ve worked with the historically have seen in the past and we’re very cautiously optimistic that this tour flow will continue to improve over time. Though it’s going to be choppy and it’s going to obviously depend. Someone on mobility and especially on the shared mobility and peoples’ willingness to get on planes and such. But you know, the good thing is we’ve got a strong pipeline and we talked about how we’re working to activate.

Now what’s interesting is we’re seeing booking and arrivals vary by market and we have a couple markets that are performing at seventy five percent of historical levels and we have other markets are performing at twenty percent of historical levels. And then of course we’ve talked about Hawaii New York and Chicago are still not open at this point. But I think is as we look at where we’re performing better, it’s really around in markets that are perceived to be safer and are not as crowded. Beach resorts or mountain resorts are all performing well. You know, Orlando and Vegas where we rely on either entertainment to the theme parks or the entertainment that Vegas provides. Those markets are coming back but they came back around 30 to 40 percent and it’s kind of stabilized off at that point; that level right now. So I think it really depends, it varies by markets almost like we have these micro cycles that are that are going on right now and I think as we move forward these will improve as conditions improve. I do believe once Hawaii opens there’s going to be a relatively strong demand we have in the books it’s going to be perceived as a very safe place to travel to.

David Katz

Okay, thank you very much.

Operator

Thank you. We have no further questions at this time. Before we end, I will turn the call back over to Mark Wang for any closing remarks. Mr. Wang?

Mark Wang

Yeah again, thank you for joining us this morning and I’ve got a special thanks in call out to our team members who’ve been working so hard over the last few months. Very proud of the way you guys have navigated the change and the uncertainty well, continuing to focus on what’s most important and that’s the safety and well-being of our owners, our guests, and of course one another. We look forward to speaking you over the coming weeks and updating you on our next call. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.